Exhibit 10.13

China Mobile Group Beijing Co., Ltd

10086 Inbound Calls Outsourcing Cooperation Agreement

Party	A: China Mobile Group Beijing Co., Ltd

Party	B: Shandong Taiying Technology Co., Ltd.

Under the principle of friendly negotiation, mutual beneficiary, common development and the principle of just, fair, open, after full discussion and consultation, Party A and Party B reach the Agreement on Party A’s authorization to Party B as an agent to handle the telemarketing business as follows:

1.	Business Agent Method and Business Scope

1.1	Party A herein authorizes Party B to handle 10086 inbound call businesses within the agreed scope in the Agreement. Party B shall handle such business herein in accordance with Party A’s requirement.

1.2	In accordance with Party A’s requirement, Party B shall equip itself with necessary site and equipment and shall handle such business.

1.3	Cooperation Content: Party A authorizes Party B in the method of “Build and Operate by Outsourcing” to provide 10086 and other relevant hotline service for Party A’s clients.

“Build and Operate by Outsourcing”: Party A provides call center technology platform, system software, and telecommunication relay line and operation support. Party B provides seating, computer hardware and is responsible for the recruitment and management of outsourcing personnel, site management, security management (information and production), training of technique and providing hotline service in accordance with Party A’s requirement.

1.4	Party A shall have the right to adjust the cooperation item in accordance with the business development situation.

2.	Rights and Obligation of Party A

2.1	Party A shall have the right to conduct business instruction, operation instruction, quality control, overall assessment, relevant human resources instruction and so on to Party B in cooperation.

2.2	Party A shall be liable for proposing the scheduling demand and inform Party B in advance. For any urgency, e.g., sudden phone call traffic peak, Party A shall immediately communicate with Party B. Party B shall coordinate and react immediately and shall positively coordinate to execute the solution.

2.3	Party A shall have the right to adjust the outsourcing business scale and business scope in accordance with actual development.

2.4	Party A shall have the right to propose training requirement and supervise all trainings conducted by Party B. During the program operation period, Party A may provide necessary training support.

2.5	Party A shall have the right to supervise business operation and service quality of Party B’s service personnel and shall have the right to restrain irregular operations, to require remedial measures from Party B and to make relevant deduction to Party B in accordance with “Administrative Measures on the Assessment and Settlement of Payment for Beijing Mobile Call Center 10086 Service Outbound Program”. Party A may supervise and give improvement suggestions on Party B’s site management and back office support. Party B shall improve in time by not influencing normal operation of the outsource business.

2.6	Party B may provide service in the site provided by Party A. Party B only have the right to use the operating site, fixed assets such as furniture and equipment.

2.7	During the Agreement period, Party A shall have the right to require Party B to remove the unqualified service and management personnel from the program. Party B shall remove the unqualified personnel from the position within one working day and shall finish the removing procedure within seven working days.

2.8	Party A shall have the right to conduct production instruction plan for phone call business and shall have the right to instruct and review Party B’s scheduling, workload and non-production activity. Party B’s workload and non-production activity that not accepted by Party A shall excluded from the settled workload.

2.9	Party B may provide service in the site provided by Party A. Party A shall have the right to require Party B to conduct security management over the resources such as office equipment and furniture.

2.10	On the premise of the free will of the staff, Party A may transfer the staff’s position, i.e., transfer the outstanding staff of the program to work for Party A’s self-operating district center. Such transfer shall not exceed twice a year. The number of transferred staff shall be confirmed by both parties. Matters such as detailed selected criteria and labor relationship alteration shall be subject to Party A’s decision.

2.11	Party A shall have the right to require Party B to duly process clients’ complaints, litigation and other disputes that caused by Party B and to supervise Party B’s processing procedure of such complaints. In the event that Party B causes damages to Party A’s reputation or interest due to Party B’s misconduct, Party A shall have the right to claim indemnity from Party B for relevant losses.

3.	Rights and Obligations of Party B

3.1	Party B shall not sub-contract or assign the program.

3.2	Party B shall not refuse to provide service for Party A’s allocated program.

3.3	Party B shall strictly execute Party A’s program requirement and reach the quota set forth by Party A.

3.4	Party B shall provide hotline service in the name of Party A. Party A shall positively maintain Party A’s reputation and goodwill. Party A shall not make any comment or behavior that may cause damage to the interest of Party A and its users.

3.5	Party B shall not engage in any activities or programs that are not relevant to the Agreement in the name of Party A.

3.6	In the event that complaints from clients due to the attitude or violation of business procedure of Party B’s service personnel, Party A shall have the right to oblige Party B to solve and undertake all the expenses arisen from such complaint. In the event that Party B’s above-mentioned behavior causes any losses to Party A or any third party, Party B shall undertake all liabilities. Party A shall have the right to make deduction from the service fee payment to Party B in accordance with relevant assessment.

3.7	The personnel providing service for Party A shall be legally employed by Party B. Party B guarantees that it will undertake all liabilities in accordance with the laws and regulations of PRC and will be liable for the duty behavior of Party B’s service personnel. Party B shall be liable for all disputes between Party B and its staff. For any losses or negative effect caused by the disputes, Party A shall have the right to claim liquidated damages to Party B at a rate of 30~50% of the total amount of the Agreement. Party B shall indemnify for any losses caused to Party A or third party by Party B’s above-mentioned behavior.

3.8	Party B is obliged to go through Party A’s information security check (including client information, basic computer terminal security management, network access, system working number management, business management, etc.) to ensure information security. In the event that complaints from clients arisen from client information security. An amount of RMB5,000 will be deducted from Party B’s final settlement for every complaint. Party A may irregularly inspect Party B’s basic computer terminal security management, network access, system working number management, business processing, client information inquiry, etc. in accordance with the company’s information security inspection criteria. An amount of RMB500 will be deducted from Party B’s final settlement for every single non-compliant item.

3.9	For any unqualified service caused by Party B, relevant expenses may be deducted from settlement amount. Detailed deduction shall be executed in accordance with Administrative Measures on the Assessment and Settlement of Payment for “Beijing Mobile Call Center 10086 Service Outbound Program”.

3.10	In the process of the program, Party B shall strictly execute in accordance with Party A’s phone call business operation procedure and requirement.

3.11	Party B is obliged to accept quality supervision and assessment from Party A and shall coordinate Party A to finish the inbound call program personnel’s quality improvement.

3.12	Party B shall not adjust Party A’s program production and management personnel by itself. Party B shall inform Party A for prior approval for necessary adjustment.

3.13	The site, system and equipment provided by Party B shall satisfy Party A’s requirement on security and technology.

3.14	In the event that any unusual situation (e.g., unusually low call completion rate, general complaints from users to a specific problem) or the problem of the program occurs during the process of the program, Party B shall be liable for immediate feedback to Party A.

3.15	Party B shall undertake confidential liability for the Agreement and the confidential materials and information provided by Party A. Unless approved by Party A’s prior written consent, Party B shall not leak, disclose, spread or publicize to any third party. Party B’s confidential liability shall be indefinite and shall not be terminated by termination of the Agreement.

3.16	Party B guarantees that Party B and its representatives will undertake confidential liability in effective period of the Agreement and after termination of the Agreement. For any breach of this, Party B shall indemnify all losses caused to Party A. Party B shall not provide or disclose any information (including but not limited to: client materials, all sorts of data and business material, etc.) of Party A in any form.

3.17	Party B shall have the right to give reasonable advice on Party A’s business process, rules, standards under the Agreement.

3.18	Party B is obliged to pay performance bond within the period stipulated in the Agreement.

3.19	Party B guarantees that it possesses all governmental permits, licenses and/or authorizations for production and/or use to legally perform the Agreement. Party B guarantees that the performance of the Agreement will not harm the legal interest of any third party and public common interest. In the event that any third party accuses Party B of infringing any third party’s personal rights, property, intellectual property or other legal rights for the products or services provided by Party B, Party B shall undertake all liabilities and ensure that Party B is exempted from any losses and damages.

3.20	After Party B’s receipt of Party A’s task checklist, Party B’s program manager shall confirm with signature within 3 working days and spare no effort to ensure the arrangement of production schedule meets Party A’s task checklist. Party B shall not refuse to provide service for Party A’s assignment every month. Party A may supplement or adjust the task checklist during execution according to operation needs. Party B shall make sure that it recruits and conducts pre-job trainings in accordance with Party A’s demand and shall make sure that the personnel on board within 30 days. In the event that Party B cannot satisfy Party A’s demand of personnel, Party A has the right to adjust the phone call business quota and make deduction in accordance with “Administrative Measures on the Assessment and Settlement of Payment for Beijing Mobile Call Center 10086 Service Outbound Program”.

4.	Transfer of Rights and Obligations

4.1	Unless with Party A’s written approval, Party B shall not sub-contract or assign the program. In the event that Party B sub-contracts or assigns without authorization, Party B shall undertake all liability by itself. Any breach of the Article 4.1 shall be deemed as serious breach of Agreement by Party B.

4.2	Unless with Party A’s written approval, Party B shall not provide Party A’s site, equipment, system and the site, equipment, system serving Party A to any third party. Any breach of the Article 4.2 shall be deemed as serious breach of Agreement by Party B.

5.	Payment Standard and Payment delivery

5.1	Payment Standard

•	Service outsource payment= settled phone call business quantity * unit price of settled phone call * assessment coefficient – penalty + bonus for superb quality + one-off reward.

•	Settled phone call business unit price of XX / call (before tax). During the effective period of the Agreement, in the event of Party B conclude agreements with other companies (including China Mobile Limited in other provinces) on business of the same type with unit price lower than XX / call, the settlement price shall be changed accordingly into the lowest price of business of the same type.

•	Bonus for superb and standard quality

•	Standard: in the event that the service assessment score higher than XX and the operation assessment score higher than XX, the bonus item of superb quality shall start.

•	Bonus of superb quality = bonus of superb quality basing on degrees of satisfaction for SMS + bonus of superb quality basing on best service rate + bonus for one-time solution rate.

•	Bonus of superb quality basing on degrees of satisfaction for SMS = (degrees of satisfaction for SMS – Party A’s KPI criteria)*100*total number of eligible personnel*20

•	Bonus of superb quality basing on best service rate = (best service rate – Party A’s KPI criteria)*100*total number of eligible personnel*20

•	Bonus for one-time solution rate = (one-time solution rate – Party A’s KPI criteria)*100*total number of eligible personnel*20

•	The service outsource payment shall execute relevant administration measure of Party A.

•	The above-mentioned payment from Party A shall be settled with Party B on monthly basis.

•	In the event that Party A’s superior administrative department provides notice or decision on payment policy adjustment, Party B shall execute in accordance with Party A’s adjusted criteria.

•	In the event that significant changes occur to Party A’s phone call business model as a whole, total phone call time exceeds 120 seconds or Party A requires Party B to conduct specific service of which the service phone call time exceeds 120 seconds and has been confirmed by Party A. Such phone call shall be settled as 120 seconds for each phone call.

•	Party A may pay Party B irregularly one-off reward basing on Party B’s performance quality.

•	All data for expense calculation are from Beijing mobile system platform.

•	Phone calls made for the undertaken phone call business shall not be settled in the event that the phone call time does not exceed 15 seconds.

5.2	Payment Delivery

•	Service outsourcing payment settlement check: Party A shall settle the payment basing on the data from Beijing mobile system platform and shall issue, sign and stamp on the settlement statement before 15th of each month in accordance with the payment standard under the Agreement. Party B shall sign and stamp on the settlement statement after confirmation.

•	Before Party A make the payment, Party B shall issue valid invoice under PRC laws, regulations and standards in accordance with the payment amount of each period. Party B shall be a general value-added tax payer and shall issue valid value-added tax invoice under PRC laws, regulations and standards in accordance with the payment amount of each period. In the event that Party B refuses to issue any invoice or the invoice issued is not valid, Party A shall have the right to delay the due payment until the date that Party B issues effective invoice, which shall not be deemed as breach of the Agreement, and Party B shall continue to perform the obligations under the agreement.

•	In the event that disputes arise from the settlement data, the controversial data shall be reviewed by Party A and shall be subject to Party A’s final review result.

•	Party A shall finish the settlement with Party B within 15 workdays after receiving the valid invoice from Party B.

•	In the event that the Agreement terminates in advance for any reasons, both parties are obliged to settle the work that has been accomplished after the termination of the Agreement.

•	Both parties agree to make the payment by transferring to Party B’s bank account.

5.3	Taxation Issue under the Agreement

The Price of the Agreement is before tax and the Business Tax rate is 3%.

5.4	Requirement and Liability for Issuance of Invoice

•	Party B shall issue valid invoice to Party A under PRC laws, regulations and standards in accordance with the payment amount. Unless the products/labor/service provided by Party B is tax-exempt item or non-value-added-tax taxable item, Party B is obliged to provide Party A with value-added-tax special invoice. Party A shall pay Party B by electronic remit within 15 workdays upon the receipt of Party B’s official invoice pursuant to national financial and taxation requirement. In the event that Party B issues ineffective invoice, Party A shall, without assuming any responsibility for breach of the Agreement, have the right to delay the payment. Party B shall continue to perform the obligations in the Agreement.

•	Issuance of ineffective invoice includes but not limited to: issue false, invalid invoice and invoices issued and provided in violation of PRC laws and regulations,; issue invoices of wrong type,; issue invoice unconformity with the Agreement on tax rate, issue invoice with wrong information, fail to identify the invoice due to Party B’s delay in delivery, wrong issuance, etc.

•	Party B shall issue effective invoice within 3 working days upon the receipt of Party A’s requirement and shall deliver the effective invoice to Party A within 3 working days upon issuance. The date of Party B’s receipt of invoice shall be the date of delivery. In the event that Party B issues effective invoice with fault or not being identified, Party B shall issue another effective invoice to Party A within 5 working days upon the receipt of Party A’s requirement. Party B shall undertake relevant expenses by itself.

•	In the event that Party B provides value-added tax special invoice, Party B shall also abide by the following articles:

5.4.1	For any failure in identification by taxation authorities for the invoices issued due to Party B’s delay in delivery, wrong issuance and etc. which causes Party A’s unable to deduct, Party B shall pay Party A the taxation amount recorded in the unidentified invoice. In the event that the liquidated damages are not enough to cover Party A’s losses, Party B shall indemnify. In the event that Party B fails to pay or indemnify, Party A shall have the right to terminate the Agreement.

5.4.2	In the event that Party B fails to issue value-added tax special invoice in accordance with the Agreement or the tax rate of the issued invoice is lower than the stipulated tax rate in the Agreement, Party B shall remedy Party A the non-deductable tax, together with liquidated damages of 10% of total price of the Agreement. In the event that liquidated damages fail to cover Party A’s losses, Party B shall indemnify.

5.4.3	In the event that Party B issues false, invalid invoices or invoices issued and provided in violation of PRC laws and regulations, Party B shall undertake respective legal liability by itself and shall pay Party A liquidated damages of 10% of total price of the Agreement. In the event that Party B provides performance bond, Party A shall have the right to deduct Party B’s performance bond. In the event that such liquidated damages and performance bond fail to cover Party A’s losses, Party B shall indemnify. In the event that Party B’s re-issued invoice still does not comply with the Agreement, Party B shall not only undertake the liability in accordance with the above-mentioned stipulation but also shall pay Party A the non-deductable tax. In the event that Party B is unable to issue invoice, Party B shall not only undertake the above-mentioned liability, but also shall return Party A the payment that has been made and shall indemnify all losses suffered by Party A. Party A shall have the right to terminate the Agreement.

6.	Confidentiality

6.1	“Confidential information” shall mean the information provided by Party A to Party B and the information acquired by Party B from Party A before entering into the Agreement and during the performance of the Agreement, including but not limited to written transcript, oral expression, record, market information, users’ information material, business secret, sales data, electronic material and the outcome concluded from the above-mentioned documentation, information and background material.

6.2	Confidentiality to users’ information and material: Party B shall not disclose any information in relation to Party A’s users to any third party or use such information for other purpose not stipulated in the Agreement. For any breach of the agreement, Party B shall undertake all losses and legal consequences caused to Party A and others.

6.3	Unless with Party A’s prior written approval, Party B shall not directly or indirectly disclose all or any part of the confidential information and the content of the agreement in any form or by any way to any third party or use such information for other purpose not stipulated in the Agreement. Party B is obliged to keep and shall not copy, disclose or lose the above-mentioned documentations. For any breach of the agreement, Party B shall undertake all losses suffered by Party A. Party B shall not advise to any third party on any question with any confidential information provided by Party A.

7.	Performance Bond

7.1	To make sure the smooth performance of the Agreement, Party B promises that within two weeks upon conclusion of the Agreement, Party B shall make full payment of performance bond of RMB XXX at one time. The performance bond can be remitted into the following account:

Account name: China Mobile Group Beijing Co., Ltd

Bank name: Industrial and Commercial Bank of China Beijing Chang’an Branch

Account number: XXX

7.2	In the event that Party B’s payment of performance bond is lower than RMB XXX, Party B shall make up such performance bond within five working days. For Party B’s overdue payment of performance bond, Party A shall have the right to terminate the cooperation with Party B without undertaking any liability.

7.3	For expiration or termination of the Agreement, Party A shall return the remaining performance bond to Party B.

8.	Breach of the Agreement

8.1	Either party that breaches the Agreement and appendix shall be liable for breach of the Agreement for the observant party. In the event that liquidated damages are unable to make up for the observant party’s losses, the breaching party shall indemnify.

8.2	As to Party B’s breach of the Agreement in relation to its monetary obligation, Party B shall pay liquidated damages within five working days (including five working days) upon the receipt of Party A’s written notice. Otherwise, Party A shall have the right to terminate its cooperation with Party B without undertaking any liability.

8.3	As to Party B’s breach of the Agreement not in relation to its monetary obligation, Party A shall have the right to take measures such as circulate a notice of criticism, warning, cease agency relationship and require Party B to rectify within a time limit. Such measures may last till termination of the Agreement.

8.4	Party B’s breach of any Article 3.1 or Article 4 of the Agreement shall be deemed as Party B’s serious breach of the Agreement. All legal liability arisen from such breach shall be undertaken by Party B. For Party A’s losses and damages caused by such breach, Party B shall indemnity and shall have the right to terminate the Agreement unilateral.

8.5	“Loss” herein shall mean actual loss; the interest should be expected from performance of the Agreement, expense of litigation or arbitration, reasonable expense of investigation, fees paid to the lawyers, etc.

9.	Exceptions

9.1

For both parties’ or either party’s any non-performance or non-complete performance of obligations under the Agreement caused by Force Majeure, both parties shall not undertake liability for breach of the Agreement. The party or parties that encounter(s) Force Majeure shall inform the counter party within 24 hours upon occurrence and shall inform by written notice to the counter party within 15 days (including 15 days) with the relevant and effective evidence. Either party or both parties shall continue to perform the Agreement upon the elimination of Force Majeure.

9.2	Force Majeure shall mean the objective circumstances such as flood, earthquake, and war, governmental action that are unforeseeable, unavoidable and insurmountable.

9.3	In the event that both parties or either party’s non-performance or non-complete performance of obligations under the Agreement due to policy adjustment from Party A’s superior administrative department (including but not limited to China Mobile Group Limited), both parties shall not be liable for breach of the Agreement.

10.	Termination of the Agreement

10.1	The Agreement shall be effective from the date of July 1st, 2014 to June 30th, 2015.

10.2	During the effective period of the Agreement, in the event that Party B offers to terminate the Agreement due to Party B’s own reason, Party B shall terminate the Agreement with written application one month in advance. After consensus and handover, the agreement terminates. In the event that the Party B terminates the agreement unilaterally, the Party A will not return the performance bond. Provided that the agreement cannot be performed for Party B’s reasons, Party A has the right to terminate the agreement and deduct the performance bond.

10.3	During the effective period of the Agreement, Party A shall have the right to terminate the Agreement unilaterally without being liable for breach of the Agreement under the circumstances as follows:

•	Party B’s operation qualification fails to pass the annual inspection;

•	Party B fails to pay the performance bond within the agreed period of time;

•	Party B fails to pay liquidated damages within the agreed period of time;

•	Party B fails to reach Party A’s requirement for sales and management;

•	Complaints from users, occurrence of litigation or media exposure with serious adverse impact.

10.4	In the event that Party A or Party B does not intent to renew the Agreement on its expiry, either party shall make written notice to the counter-party one month prior to termination of the Agreement. The Agreement shall be terminated on its expiry.

10.5	In the event that Party B fails to pay Party A the liquidated damages or other payment under the Agreement, Party A shall have the right to make relevant deduction to Party B’s performance bond.

10.6	Effect of the Agreement: the Agreement shall be effective until each party fully performs all obligations under the Agreement and settles all payment and claims.

11.	Resolution of Disputes

For any disputes arisen from the Agreement, Party A and Party B shall be settled with friendly negotiation. In the event that such disputes fail to be settled by consultation, such disputes shall be submitted for arbitrations in Beijing Arbitration Committee. The award of the arbitration shall be final and binding upon both parties.

12.	Miscellaneous Provisions

12.1	The agreement shall be interpreted by Party A.

12.2	Any adjustment to Party A’s relevant business policy occurred during the effective period of the Agreement shall be subject to Party A’s notice.

12.3	For any matter isn’t stipulated herein, both parties may make supplementation, explanation, interpretation by signing supplemental agreements or appendix to the Agreement. The supplemental agreements and appendix hereof shall be integral to the Agreement and of the same legal effect as the Agreement. For any inconsistence between the Agreement and the supplemental agreements or appendix, the addendum or appendix hereof shall prevail.

12.4	The Agreement is signed in quadruplicate and each party shall keep two originals. Each copy shall be of equally binding force.

12.5	The Agreement shall be executed upon sign and stamp by both parties.

13.	Appendix

Appendix 1: Administrative Measures on the Assessment and Settlement of Payment for Beijing Mobile Call Center 10086 Service Outbound Program

Appendix 2: System and Information Administration and Control Requirement for Beijing Mobile Service Outsourcing Program

Party A: China Mobile Group Beijing Co., Ltd (sign and seal)

Legal representative or authorized representative: Liu Nan

Date: June 26, 2014

Party B: Shandong Taiying Technology Co., Ltd.

Legal representative or authorized representative: Wang Zhili

Date: June 26, 2014